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                                                                      Exhibit 11



                         ITT EDUCATIONAL SERVICES, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                     (In thousands, except per share data)
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                                    Three Months Ended September 30,  Nine Months Ended September 30,
                                    --------------------------------  -------------------------------
                                             1997             1996             1997            1996
                                             ----             ----             ----            ----

Net income                                  $ 8,258          $ 6,670          $15,265         $11,819
                                            =======          =======          =======         =======
Shares:
 Weighted average number
    of shares of common
    stock outstanding                        27,000           27,000           27,000          27,000
 Shares assumed issued
 (less shares assumed
 purchased for treasury)
 on stock options                               172              176              175             146
                                            -------          -------          -------         -------
Outstanding shares for primary
 earnings per share calculation              27,172           27,176           27,175          27,146
                                            =======          =======          =======         =======

Earnings per common share:                  $  0.30          $  0.25          $  0.56         $  0.44
                                            =======          =======          =======         =======

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